Exhibit 99.1

March 31, 2010

Contact:

Mr. James Reidy

metals.info@wisemetals.com

410-636-6500

Wise Metals Group, LLC Announces

Fourth Quarter and Year End Results

•	Company announces multi-year agreement with Anheuser-Busch InBev

•	Mill expansion project increases production capacity

•	Company announced that it has extended the maturity of its senior secured revolving credit agreement to May 5, 2011

•	First Quarter 2010 projected shipment levels up approximately 130% over prior quarter

BALTIMORE, Md. — Wise Metals Group (“Wise”) has completed a significant multi-year agreement to supply aluminum can sheet to Anheuser-Busch InBev (“ABI”) beginning in 2010. “This agreement is a dramatic addition to the can sheet business at our Wise Alloys rolling mill in Muscle Shoals, Ala. and is a testament to the quality and reliability achievements of the entire Wise team,” according to David D’Addario, Chairman and CEO of Wise Metals Group.

Wise is now capable of producing 14-out can sheet after widening their three-stand and installing a new wide slitter. According to Mr. D’Addario, “The completion of this significant capital project was key to our being able to secure this additional business.” Added D’Addario, “We are looking forward to a mutually beneficial relationship with our new business partner ABI.”

In a separate transaction Wise Metals Group and Anheuser-Busch Recycling Corporation (“ABRC”) have completed a multi-year agreement in which, together with Wise Recycling, will supply 100% of used beverage cans (“UBC”) scrap requirements for the can sheet rolling mill which Wise Metals operates in Muscle Shoals, Ala. In the world of recycling, Wise is one of the world’s largest processors of UBC Scrap.

“This strategic partnership with ABRC is critical in a world where environmental responsibility and sustainability have become hallmarks for businesses committed to achieving excellence,” according to D’Addario. D’Addario went on to say that “this partnership provides us the vehicle to continue to grow and prosper together in this critical area of corporate stewardship.”

“For Wise, this means that we will have an assured supply of raw materials over the long term which will help us accomplish our mission of supplying a high quality product to all our customers, a commitment that I know all our employees are a part of,” stated Phil Tays, Executive Vice President and Plant Manager.

Wise also amended its senior secured revolving credit agreement to provide for, among other things, an extension of the maturity date of the facility to May 5, 2011. The extension was approved by all lenders, including The Teachers’ Retirement System of Alabama and The Employees’ Retirement System of Alabama.

In the first quarter of 2010, Wise formed Alabama Spares and Parts, LLC (“ASAP”), a wholly owned subsidiary, for the purpose of managing spare parts inventory and more effectively and efficiently purchasing spare parts on the open market. ASAP’s operations are managed by a third party management company with the market knowledge and purchasing power to streamline purchasing and achieve lower costs. Start up financing of $8 million for the operation was provided by the Retirement Systems of Alabama in February 2010.

For the year ended December 31, 2009, shipments at Wise Alloys (“Alloys”) decreased 24 percent from 565.6 million pounds to 432.1 million pounds, including a 21 percent decrease of can sheet shipments and a 54 percent decrease in shipments of commercial products, while shipments of scrap at Wise Recycling (“Recycling”) decreased 23 percent from 219.8 million pounds to 170.3 million pounds compared to December 31, 2008. Overall shipments in 2009 totaled 602.4 million pounds compared to 785.4 million pounds for the same period in 2008, a decrease of 23 percent.

Shipments of scrap at Wise Recycling increased 36 percent in the fourth quarter of 2009 versus the fourth quarter of 2008 while shipments at Wise Alloys decreased 34 percent, including a 37 percent decrease of can sheet shipments and a 12 percent increase in shipments of commercial products. Overall shipments in the fourth quarter of 2009 totaled 119.2 million pounds compared to 141.4 million pounds for the same period in 2008.

The decrease in shipments resulted from lower negotiated contractual volumes in some long term contracts in exchange for price concessions. This was partially offset by continued negotiated price improvements to cover increased input costs.

Sales decreased by 46 percent to $618.0 million for the year ended December 31, 2009, compared to $1,136.7 million in 2008 and decreased by approximately 30 percent to $121.5 million for the three months ended December 31, 2009 compared to $174.0 million for the same period in 2008.

Including a $3.6 million favorable non-cash adjustment for LIFO and a $1.7 million unfavorable impact for unrealized gains under FAS 133 (Accounting for Derivative Instruments and Hedging Activities), net loss for the year ended December 31, 2009 was $110.3 million. This compares to a net loss of approximately $72.3 million in 2008, which includes a $25.9 million favorable adjustment for LIFO and a $4.4 million unfavorable impact for unrealized losses under FAS 133. After adjusting for FAS 133 and LIFO, net loss for 2009 would have been $112.2 million, compared to, on the same basis, a net loss of $93.8 million in 2008.

After adjusting for a $23.0 million impact for lower of cost or market (“LCM”) timing difference between 2008 and 2009, Adjusted EBITDA for the year ended December 31, 2009 was ($38.0) million compared to ($65.1) million for 2008, an improvement of $27.1 million.

Including a $3.6 million non-cash favorable adjustment for LIFO and a $0.3 million unfavorable impact for unrealized gains under FAS 133 (Accounting for Derivative Instruments and Hedging Activities), net loss for the fourth quarter of 2009 was $34.1 million. This compares to a net loss of $28.1 million in the fourth quarter of 2008, which includes a $38.3 million favorable adjustment for LIFO and a $5.4 million unfavorable impact for unrealized gains under FAS 133. After adjusting for FAS 133 and LIFO, net loss for the fourth quarter of 2009 would have been $41.6 million, compared to, on the same basis, a net loss of $61.0 million in the fourth quarter of 2008, reflecting an improvement of $19.4 million.

Adjusted EBITDA for the fourth quarter of 2009 was ($23.7) million compared to ($15.3) million for the fourth quarter of 2008, which period included a $31.6 million impact for LCM.

Outlook for 2010

First quarter 2010 shipments are projected to be up approximately 40% compared to the same quarter in 2009 and up approximately 130% compared to the fourth quarter of 2009. “We have contracted volumes that will result in Wise

Alloys being at or near full capacity for 2010,” said Mr. Danny Mendelson, Executive Vice President and Chief Strategic Officer of Wise Metals Group. “Early 2010 results are expected to indicate a positive trend which we anticipate will continue throughout the year, added Mr. Ken Stastny, Chief Financial Officer.”

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Condensed Consolidated Statements of Operations

(In thousands)

	Three months ended December 31,		Twelve Months ended December 31,
	unaudited		audited
	2009	2008	2009	2008
Net sales	$121,502	$174,043	$617,984	$1,136,654
Cost of sales	141,667	187,454	677,589	1,153,158

Gross deficit	(20,165)	(13,411)	(59,605)	(16,504)
Operating expenses:
Selling, general, and administrative	4,296	7,250	14,036	19,540

Operating loss	(24,461)	(20,661)	(73,641)	(36,044)
Other expense:
Interest expense and fees	(9,343)	(9,047)	(35,356)	(36,220)
Loss (gain) on derivative instruments	(337)	1,628	(1,281)	(78)

Net loss	$(34,141)	$(28,080)	$(110,278)	$(72,342)
Accretion of redeemable preferred membership interest	(2,308)	(2,058)	(8,611)	(7,845)

Net loss attributable to common members	$(36,449)	$(30,138)	$(118,889)	$(80,187)

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Wise Metals Group LLC

Consolidated Balance Sheets

	December 31,
	2009	2008
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$449	$234
Broker deposits	—	1,233
Accounts receivable, less allowance for doubtful accounts ($2,152 in 2009 and $2,793 in 2008)	61,637	72,430
Inventories, net	369,795	199,895
Fair value of derivative instruments	86	1,141
Other current assets	9,238	6,193

Total current assets	441,205	281,126
Non-current assets:
Property and equipment, net	104,994	103,519
Other assets	6,079	8,410
Goodwill	283	283

Total non-current assets	111,356	112,212

Total assets	$552,561	$393,338

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$380,094	$196,278
Current portion of long-term debt and capital lease obligations	34,520	4,286
Borrowings under revolving credit facility, net of discount ($163 in 2009 and $654 in 2008)	242,858	167,765
Fair value of derivative instruments	—	341
Accrued expenses, payroll and other	19,632	16,633

Total current liabilities	677,104	385,303
Non-current liabilities:
Term loan and capital lease obligations, less current portion	1,860	26,617
Senior notes	150,000	150,000
Accrued pension and other post retirement obligations	10,706	13,521
Other liabilities	1,053	1,173

Total non-current liabilities	163,619	191,311
Redeemable preferred membership interest (liquidation preference of $93,019 as of December 31, 2009)	92,284	83,673
Members’ deficit:
Members’ deficit	(374,478)	(255,752)
Accumulated other comprehensive deficit	(5,968)	(11,197)

Total members’ deficit	(380,446)	(266,949)

Total liabilities, redeemable preferred membership interest, and members’ deficit	$552,561	$393,338

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Wise Metals Group LLC

Consolidated Statements of Cash Flows

	Years ended December 31,
	2009	2008	2007
	(In Thousands)
Cash flows from operating activities
Net loss	$(110,278)	$(72,342)	$(53,501)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,860	15,591	13,721
Gain on sale of assets	—	—	(371)
Amortization of deferred financing fees	2,760	1,795	2,029
Recognition of unrealized actuarial gain from other post retirement benefits	—	(3,178)	—
LIFO liquidation	(3,608)	(25,946)	(12,962)
Inventory reserve	154	321	—
Bad debt (benefit) expense	(125)	2,614	(598)
Members’ interest compensation expense	163	343	—
Employee retirement benefits	2,900	32	(2,559)
Unrealized loss (gain) on derivative instruments	1,663	4,385	(8,352)
Changes in operating assets and liabilities:
Broker deposits	1,233	(331)	6,987
Accounts receivable	10,918	2,928	27,168
Inventories	(166,446)	(8,132)	(35,927)
Other current assets	(4,525)	(2,428)	2,168
Accounts payable	187,439	88,374	32,105
Accrued expenses, payroll and other	2,495	(4,253)	(2,943)

Net cash used in operating activities	(59,397)	(227)	(33,035)

Cash flows from investing activities
Purchase of equipment	(20,958)	(21,558)	(22,247)
Acquisition of Alabama Electric Motors LLC, net of cash received	—	(244)	—
Proceeds from sale of equipment	—	—	1,302

Net cash used in investing activities	(20,958)	(21,802)	(20,945)

Cash flows from financing activities
Net issuance of (payment on) short-term borrowings	75,093	20,641	(29,409)
Proceeds from long-term debt	—	300	—
Proceeds from (payments on) debt obligations	5,477	(3,399)	(3,824)
Payments of financing costs	—	(726)	(1,570)
Proceeds from sale-financing transaction	—	4,000	14,950
Proceeds from the issuance of redeemable preferred membership interest	—	—	75,000
Purchase of members’ equity	—	—	(2,000)

Net cash provided by financing activities	80,570	20,816	53,147

Net increase (decrease) in cash and cash equivalents	215	(1,213)	(833)
Cash and cash equivalents at beginning of year	234	1,447	2,280

Cash and cash equivalents at end of year	$449	$234	$1,447

Supplemental cash flow information:
Interest payments	$33,201	$33,985	$34,054
Accretion of redeemable preferred membership interest	8,611	7,845	1,911
Capital expenditures included in accounts payable	1,666	5,289	941

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA (defined in the revolving credit agreement as earnings before income taxes, interest expense and fees, net, and depreciation and amortization, adjusted to exclude early extinguishment of debt, income from affiliate, nonrecurring charges, severance charges and credits, LIFO adjustments, cumulative effect of change in accounting principle and mark-to-market adjustment for contracts under SFAS No. 133). Additionally, pursuant to the Company’s revolving credit agreement, the Company discloses inventory values assuming a lower of FIFO cost or market basis to determine liquidity under the Company’s revolving loan agreement. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net loss as well as a reconciliation to net cash used in operating activities are set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. LCM impact relates to the effect on earnings of valuing at the lower of cost or market.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Net loss	$(34,141)	$(28,080)	$(110,278)	$(72,342)
Interest expense and fees	9,343	9,047	35,356	36,220
Depreciation and amortization	4,326	5,076	15,860	15,591
LIFO Adjustment	(3,608)	(38,328)	(3,608)	(25,946)
Unrealized loss on derivative instruments	337	5,402	1,663	4,385

Adjusted EBITDA	(23,743)	(46,883)	(61,007)	(42,092)
LCM impact	—	31,581	23,048	(23,008)

Adjusted EBITDA with LCM impact	$(23,743)	$(15,302)	$(37,959)	$(65,100)

Reconciliation of Net Cash Used in Operating Activities to Adjusted EBITDA

	Twelve Months ended December 31,
	2009	2008
Net cash used in operating activities	$(59,397)	$(227)
Changes in working capital items and other	(36,966)	(78,085)
Interest expense and fees	35,356	36,220

Adjusted EBITDA	$(61,007)	$(42,092)
LCM impact	23,048	(23,008)

Adjusted EBITDA with LCM impact	$(37,959)	$(65,100)

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance; Alabama Electric Motor Service specializing in electric motor and pump service, repair and replacement; and Alabama Spares And Parts providing on-site spare part inventory management and procurement services.

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